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                                                                        Ex. 10.1

                           CHANGE-IN-CONTROL AGREEMENT

     THIS AGREEMENT (this "Agreement"), dated as of March 1, 2003, is between John M. Kehoe, Jr., an individual ("Employee"), and The General Chemical Group Inc., a Delaware corporation (the "Company" or "GCG").

                                 R E C I T A L S

     WHEREAS, the Company and its subsidiaries are in the business of manufacturing, selling and distributing sodium carbonate (soda ash) and ice and dust control products, including without limitation, calcium chloride in North America (the "Business");

     WHEREAS, the Company may in the future contemplate the sale or merger of the Company, its key operating subsidiaries or the Business, and will require Employee's assistance in the diligence process, the marketing and sale and the closing of the transaction;

     WHEREAS, as a result of the foregoing and because of his/her value to the Company, the Company wishes to induce Employee, as a key employee of one of the Company's subsidiaries, to continue its employment with the Company; and

     WHEREAS, in consideration for such assistance the Company is willing to provide to Employee the benefits described in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, Employee and the Company hereby agree as follows:

     1.   Definitions.

          (a) A "Change-in-Control" shall be deemed to have taken place if, as a result: (i) The Existing Shareholders cease to be the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 50% in the aggregate of the total voting power of stock of the Company (including specifically General Chemical Industrial Products), whether as a result of issuance of securities of the Company, (including specifically General Chemical Industrial Products), any merger, consolidation, liquidation or dissolution of the Company (including specifically General Chemical Industrial Products), any direct or indirect transfer of securities by parent corporation or otherwise (for purposes of this clause (i) and clause (ii) below, the Existing Shareholders shall be deemed to beneficially own any voting stock of a corporation (the "Specified Corporation") held by any other corporation (the "Parent


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               Corporation") so long as the Existing Shareholders beneficially own (as so defined), directly or indirectly, at least 50% in the aggregate, of the voting power of the voting stock of the Parent Corporation); (ii) Any "person" (as such term is used in Section 13 (d) and 14 (d) of the Exchange Act), other than one or more of the Existing Shareholders, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the stock of the Company (including specifically General Chemical Industrial Products); provided, however, that the Existing Shareholders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of stock of the Company (including specifically General Chemical Industrial Products) than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (including specifically General Chemical Industrial Products) (for the purposes of this clause
               (ii), such other person shall be deemed to beneficially own any voting stock of a Specified Corporation held by a Parent Corporation, if such other person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the voting stock of such Parent Corporation and the Existing Shareholders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such Parent Corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such Parent Corporation); (iii) Any period of two (2) consecutive years transpires and individuals who at the beginning of such period constituted the Board of Directors of the Company (including specifically General Chemical Industrial Products) (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company (including specifically General Chemical Industrial Products) was approved by a vote of 66-2/3% of the directors of the Company (including specifically General Chemical Industrial Products) then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company (including specifically General Chemical Industrial Products) then in office; or (iv) assets are sold to other than an Existing Shareholder, or a company controlled by an Existing Shareholder and the value of which totals more than 50% of the then asset value of General Chemical Industrial Products.

          (b) "Cause" means (i) any act or acts by Employee resulting or intended to result directly or indirectly in material gain or personal enrichment of Employee at the expense of the Company;
               (ii) Employee's indictment for


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               or conviction of a felony; (iii) Employee's material breach of the GCG Code of Conduct or (iv) Employee's breach of Section 3 or
               Section 4 of this Agreement.

          (c) Employee's employment shall be considered to have been terminated by the Employee for "Good Reason" if (i) Employee voluntarily terminates his/her employment with the Company because the Company fails to employ him/her after a Change-in-Control in a similar position having similar duties, and at an annual base total compensation, bonus target amounts and benefits comparable (except with respect to any reduction in benefits applicable to all employees) to those enjoyed by Employee prior to such Change-in-Control, or (ii) Employee voluntarily terminates his/her employment because he/she is required after a Change-in-Control to relocate to a place of employment more than fifty (50) miles from his/her current place of employment.

          (d) All references to "employment by the Company" or words of similar import shall be read to mean employment by the Company or any of its subsidiaries or affiliates.

          (e) "Existing Shareholders" means those individuals and charitable foundations who/which, as of the Effective Date, are shareholders of The General Chemical Group Inc., their present or future spouses and descendants and any trusts established for the benefit of any of the foregoing, and their legal representatives or any charitable foundation established by such persons.

     2.   Severance.

          (a) If the Company terminates Employee's employment within two (2) years following a Change-in-Control for any reason other than for Cause, or the Employee terminates his/her employment with the Company for Good Reason within two (2) years following a Change-in-Control, then Employee will receive an amount of severance pay as shown on Exhibit A (the "Severance"), payable over the period referenced on Exhibit A (the "Severance Period"). During the Severance Period, Employee shall continue to receive all medical and other benefits Employee is receiving at the time of termination as if he/she were still employed by the Company, except for long-term disability benefits. If Employee's employment with the Company is terminated by the Company for Cause during such two (2) year period, or Employee voluntarily terminates his/her employment with the Company without Good Reason during such two (2) year period, the Company shall not be obligated to pay the Severance or make any other severance payments and Employee shall only be entitled to receive his/her


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               compensation (not including any discretionary incentive
               compensation) earned up to and including the date of Employee's termination.

          (b) Notwithstanding the terms of any long term incentive plan, stock option or restricted unit plan, supplemental executive savings or pension plan, or other similar plan which may be in place (collectively, the "Plans") in which Employee may participate, upon the occurrence of the Change-in-Control and effective upon such date (i) any and all dividends, awards, stock options restricted units granted, and supplemental executive savings or pension amounts accrued, to Employee under any of the Plans shall be deemed to have fully vested and shall be paid to Employee under the terms of the respective Plan, and all stock options shall be fully exercisable, and (ii) with respect to stock options, if after such vesting Employee has not exercised his/her stock options, and Employee's employment with the Company is terminated by the Company for reasons other than for Cause or by the Employee for Good Reason, Employee shall have sixty (60) days following such termination to exercise his/her stock options in accordance with the provisions of the plan documents governing the grant of such options.

          (c) As a condition of the initiation of the payment of the Severance described in this Section 2, Employee shall execute and deliver a release document, in form and substance acceptable to the Company, which releases the Company and its affiliates, subsidiaries, officers, directors, shareholders, employees and agents from any and all claims, actions, demands and liabilities which may have arisen or could arise in connection with the Employee's employment with, and termination of the Employee from, the Company. The foregoing release shall not apply to any (i) breach of the Company's obligations under this Agreement, or (ii) claim for indemnity for which Employee may be entitled in connection with any action or proceeding to which Employee is made a party by reason of being an officer or employee of the Company, to the extent such Employee is entitled to such indemnity under the Company's Articles of Incorporation and By-laws, or under applicable law.

          (d) Notwithstanding anything to the contrary contained herein, in the event that Employee's employment with the company has not been terminated prior to two (2) years after a Change-in-Control, the obligations of the Company to pay Severance as described in this
               Section 2 shall terminate on such two-year anniversary of such Change-in-Control and be of no further force or effect.

     3. Noncompetition/Nonsolicitation. In exchange for the severance benefits described above, during any period in which Employee is employed by, or


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          receiving severance benefits from, the Company, he/she agrees not to, directly or indirectly, individually or injunction with another person or entity:

          (a) engage in any business, whether as owner, lender, employee, consultant, agent or advisor, in North America (the "Territory") which directly competes with the Business;

          (b) solicit or contact potential customers on behalf of, invest in, obtain any interest in, advise, lend money to, or guarantee the debts or obligations of, any person or entity, which is engaged in the Territory in the Business other than investments of not more than one percent (1%) of the publicly traded securities of a company that competes with the Business;

          (c) solicit or accept business from any customers of the Company or its subsidiaries or affiliates or actively seek prospective customers, for the purposes of providing products or services in the Territory which are the same as or substantially similar to those provided by the Company in connection with its conduct of the Business; or

          (d) solicit, persuade or attempt to persuade, directly or through any third party, any employee of the Company or its subsidiaries and affiliates to terminate his or her service with the Company.

     4. Confidential Information/Trade Secrets. During Employee's employment with the Company and after Employee is no longer employed by the Company, he/she agrees not to use, reveal or disclose any trade secrets or confidential information of the Company. The term "trade secrets" means (i) any scientific or technical information, design, process, procedure, formula, invention or improvement of the Company, without limitation, that is secret and of value and (ii) Company information including, but not limited to, technical or non-technical data, formula patterns, chemical formulations, compilations, devices, methods, techniques, drawings, processes, financial data, and lists of actual or potential customers which the Company takes reasonable efforts to protect from disclosure. The term "confidential information" means Company information that, although not a trade secret, is not generally known and includes, but is not limited to, sales and marketing information, customer account records, pricing, costing and financial information relating to the business, accounts, customers, employees and affairs of the Company; any information marked "Confidential" by the Company; and any other similar Company information that is not a trade secret. Promptly after termination of Employee's employment with the Company for any reason, Employee agrees to return to the Company any and all documents, memoranda, drawings, notes, and other papers and items (including all copies thereof, whether electronic or otherwise) embodying or containing any trade secrets or confidential information of the Company which are in the possession or control of Employee. The foregoing obligations are in addition to, and do not supercede, any


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          confidentiality, nondisclosure or other similar obligations Employee may have, whether by agreement with the Company, by law or otherwise.

     5. Remedies. Employee acknowledges and agrees that the Company would suffer irreparable harm from a breach by Employee of the restrictive covenants set forth in Section 3 or Section 4. Therefore, in the event of the actual or threatened breach by Employee under Section 3 or
          Section 4, the Company may, in addition and supplementary to any other rights and remedies existing in its favor (including, without limitation, its right to terminate Employee's employment), apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violation of the provisions of Section 3 or Section 4. Employee agrees not to raise the defense of an adequate remedy at law in any such proceeding. Employee agrees that the existence of any claim or cause of action by Employee against the Company, whether predicted upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of the provisions of Section 3 or Section 4.

     6. Occurrence of a Change-in-Control as Condition Precedent to Certain Obligations under Agreement. The Company and Employee agree that the occurrence of a Change-in-Control is a condition precedent to the obligations of the Company set forth in Section 2 and that such obligations shall be of no force and effect in the absence of a Change-in-Control.

     7. Notice. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by reputable overnight courier) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

          If to Employee:        Mr. John M. Kehoe, Jr.
                                 82 Ducks Head
                                 PO Box 755
                                 New Castle, NH 03854

          If to the Company:     The General Chemical Group Inc.
                                 Liberty Lane
                                 Hampton, New Hampshire
                                 Attn: Secretary

          with a copy to the General Counsel at


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                                 90 East Halsey Road
                                 Parsippany, NJ  07054

     8. Reformation; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid under applicable law, such provision shall be effective only to the extent of its enforceability or validity, without affecting the enforceability or validity of the remainder of this Agreement, and such court shall have jurisdiction to reform this Agreement to the maximum extent permitted by law. In the event that any such provision of this Agreement cannot be reformed, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     9. Binding Effect; Waiver. The terms and provisions of this Agreement shall be binding on and inure to the benefit of Employee, his/her heirs, executors, administrators and other legal representatives. This Agreement shall be binding on and inure to the benefit of the Company, its successors (including those by operation of law) and assigns and the purchaser of the Company due to a Change-in-Control, who shall also be deemed a third party beneficiary hereunder and shall have the right to enforce the provisions of this Agreement in the Company's place and stead. The failure of the Company at any time or from time to time to require performance of any of Employee's obligations under this Agreement shall in no manner affect the Company's right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent or prior breach.

     10. Entire Agreement; Prior Agreements and Arrangements. Upon occurrence of a Change-in-Control, the terms and provisions of this Agreement shall supersede, and amend and restate in their entirety, all terms and provisions of any existing employment agreements and arrangements that Employee may have with the Company or any subsidiary or affiliate thereof which relate to the payment of cash severance, including, but not limited to, existing employee benefits, handbooks, programs, practices and severance arrangements and all other arrangements relating to the subject matter hereof ("Existing Employee Arrangements"), except as expressly set forth herein. This Agreement shall not affect other non-cash benefits Employee may be entitled to under either the Company's benefit plans or applicable law, such as COBRA or ERISA, for example. Nothing set forth in this Agreement shall constitute a guarantee of employment for a particular period or otherwise abrogate or modify Employee's the Existing Employee Agreements in the absence of a Change-in-Control.

     11. Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement, and shall


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          pay over to the appropriate authorities in a manner consistent with all applicable requirements, all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

     12. Mitigation. Employee shall not be required to mitigate damages or the amount of any payment or other benefit provided for in this Agreement by seeking other employment, nor shall the amount of any payment or other benefit provided for in this Agreement then or thereafter due to Employee be reduced or modified by any compensation or other payment or benefit earned or received by Employee as the result of or in connection with any employment of the Employee by another employer after the termination of Employee's employment with the Company.

     13. Amendment. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

     14. Assignment. This Agreement is for personal services to be performed by Employee and may not be assigned or transferred by Employee, nor may the obligations of Employee be performed by any other party. All of the rights and obligations of the Company under this Agreement are fully assignable and transferable by the Company.

     15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     16. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflicts of laws principles.


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     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

                                               EMPLOYEE:


                                               /s/ John M. Kehoe, Jr.
                                               ---------------------------------


                                               THE COMPANY:

                                               THE GENERAL CHEMICAL
                                               GROUP INC.


                                               By:    /s/ John D. Sanford
                                                      --------------------------
                                               Name:  John D. Sanford
                                               Title: Executive Vice President,
                                                      Finance and Administration


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                                    Exhibit A

Employee                                             John M. Kehoe, Jr.

1.  Severance:                                        $ 25,000 / month

2.  Severance Period:                                     24 months


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